UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-3
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                                 FX ENERGY, INC.
              -----------------------------------------------------
             (Exact name of registrant as specified in its charter)

            Nevada                                       87-0504461
------------------------------              ------------------------------------
  (State or jurisdiction of                 (I.R.S. Employer Identification No.)
incorporation or organization)

           3006 Highland Drive, Suite 206, Salt Lake City, Utah 84106
       ------------------------------------------------------------------
       (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                David N. Pierce, 3006 Highland Drive, Suite 206,
                   Salt Lake City, Utah 84106 (801) 486-5555
            ---------------------------------------------------------
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                    Copy to:
                                 James R. Kruse
                                 Kevin C. Timken
                        KRUSE LANDA MAYCOCK & RICKS, LLC
                         50 West Broadway, Eighth Floor
                           Salt Lake City, Utah 84101
                            Telephone: (801) 531-7090
                            Telecopy: (801) 531-7091

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If the only securities being registered on this Form are to be offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]

                                                CALCULATION OF REGISTRATION FEE
---------------------------------------------------------------------------------------------------------------------------
                                                       Proposed maximum        Proposed maximum
     Title of each class of         Amount to be      offering price per      aggregate offering          Amount of
  securities to be registered        registered            unit(1)                  price(1)           registration fee
---------------------------------------------------------------------------------------------------------------------------
Common Stock(2)                      4,520,000              $3.14                $14,192,800                $1,149
Purchase Rights(3)
===========================================================================================================================

(1) Bona fide estimate of maximum offering price solely for the purpose of calculating the registration fee. The offering price for the common stock being sold by selling stockholders is based on the average of the high and low price reported on the Nasdaq SmallCap Market for the Registrant's common stock on April 24, 2003 (Rule 457(c)).
(2) Consists of shares held by or issuable to selling stockholders on the exercise of common stock purchase warrants. Pursuant to Rule 416, there are also being registered such additional securities as may become issuable as a result of the antidilution provisions of the warrants.
(3) Preferred stock purchase rights are evidenced by certificates for shares of the common stock and automatically trade with the common stock. Value attributable to such preferred stock purchase rights, if any, is reflected in the market price of the common stock.

The registrant hereby amends this registration statement on the date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment that specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on the date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

                   Subject To Completion, Dated April 28, 2003

The information contained in this preliminary prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.













                   Resale of 4,520,000 shares of common stock

The stockholders of FX Energy, Inc., named under the caption "Selling Stockholders" on page 13 may offer and sell from time to time common stock using this prospectus in transactions:

         o        on the Nasdaq SmallCap Market or otherwise;

         o at market prices, which may vary during the offering period, or at negotiated prices; and

         o in ordinary brokerage transactions, in block transactions, in privately negotiated transactions, or otherwise.

The selling stockholders will receive all of the proceeds from the sale of the shares and will pay all underwriting discounts and selling commissions relating to the sale of the shares. We have agreed to pay the legal, accounting, printing and other expenses related to the registration of the sale of the shares.

                     Nasdaq SmallCap Market symbol, "FXEN."

          Last reported sales price on April 24, 2003, $3.07 per share.

An investment in our shares involves certain risks. We urge you to read the "Risk Factors" section beginning on page 3 and the rest of this prospectus before making an investment decision.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

              The date of this prospectus is _______________, 2003.

                      INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to "incorporate by reference" the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We have filed or furnished the following documents with the SEC (File No. 0-25386) pursuant to the Securities Exchange Act of 1934 and are incorporating those documents by reference in this prospectus and any future filings made with the SEC under
Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until all of the securities are sold:

         (1)      Annual Report on Form 10-K for the year ended December 31,
                  2002;

         (2) Current reports on Form 8-K reporting events of January 9, January 13, January 27, February 6, February 26, March 13, and April 22, 2003; and

         (3) Proxy Statement relating to the FX Energy 2003 Annual Stockholders' Meeting.

You may request a copy of these filings (other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing) at no cost, by writing or telephoning us at the following address: FX Energy, Inc., 3006 Highland Drive, Suite 206, Salt Lake City, Utah 84106; Attention:
Scott J. Duncan, telephone 801-486-5555, facsimile 801-486-5575, e-mail scottduncan@fxenergy.com.

You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus amendment or supplement. We have not authorized anyone else to provide you with different information. We are only offering these securities in states where the offer is permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents.

Assumptions

References to us in this prospectus include FX Energy, Inc., our subsidiaries and the entities or enterprises organized under Polish law in which we have an interest and through which we conduct our activities in that country.

All historical production and test data about Poland, excluding wells in which we have participated, have been derived from information furnished by either POGC or the Polish Ministry of Environmental Protection, Natural Resources and Forestry unless noted otherwise.

                               CORPORATE OVERVIEW

We are an independent oil and gas company focused on exploration, development and production opportunities in the Republic of Poland. In association with our partner, the Polish Oil and Gas Company, or POGC, we were the first western company to discover and produce gas in Poland. We believe the cooperative working environment in Poland allows us to operate effectively with in-country operating and technical personnel, access geological and geophysical data readily, and obtain other necessary support in Poland. We also produce oil and have an oilfield services company in the United States.

We are focused on Poland because we believe it provides attractive oil and gas exploration and production opportunities. In our view, these opportunities exist because the country has only recently been open to foreign oil and gas companies. As a result, we believe its known productive areas are underexplored, underdeveloped and underexploited today. We believe Poland's heavy dependence on oil and gas imports and its fiscal regime favorable to foreign investment reinforce the attractiveness of Poland.


                                  RISK FACTORS

You should consider carefully the following risk factors, along with the other information in this prospectus and incorporated by reference, in deciding whether to purchase our common stock. These factors, as well as other items, may cause actual results to differ from those expressed in any forward-looking statements in this prospectus.

                 Special Note about Forward-Looking Information

This prospectus and the information incorporated by reference contain statements about the future, sometimes referred to as "forward-looking" statements. Forward-looking statements are typically identified by the use of the words "believe," "may," "will," "should," "expect," "anticipate," "estimate," "project," "propose," "plan," "intend" and similar words and expressions. Statements that describe our future strategic plans, goals or objectives are also forward-looking statements. Any forward-looking statements, including those regarding us or our management's current beliefs, expectations, anticipations, estimations, projections, proposals, plans or intentions, are not guarantees of future performance or results or events and involve risks and uncertainties, such as those discussed below.

The forward-looking statements are based on present circumstances and on our predictions respecting events that have not occurred, that may not occur, or that may occur with different consequences and timing than those now assumed or anticipated. Actual events or results may differ materially from those discussed in the forward-looking statements as a result of various factors, including the risk factors discussed below. The cautionary statements are intended to be applicable to all related forward-looking statements wherever they appear in this prospectus or in information incorporated by reference. We assume no obligation to update such forward-looking statements or to update reasons that actual results could differ materially from those anticipated in such forward-looking statements.

Our business is subject to a number of material risks, including the following factors related directly and indirectly to our business activities in the United States and Poland.

     Risks Relating to our Business

         We continue to have limited financial resources.

We have incurred substantial operating losses and negative cash flows from operations since inception and had an accumulated deficit of approximately $54 million at December 31, 2002. As of December 31, 2002, we had only approximately $700,000 of cash and cash equivalents, a working capital deficit of approximately $9.2 million, a stockholders' deficit of approximately $4.9 million, and had incurred cumulative net losses of $53.9 million since our inception in January 1989. Although we obtained $5.6 million in equity funding subsequent to December 31, 2002, which permitted us to restructure our agreement with RRPV such that we now have only $3.3 million, plus interest, that is due to RRPV on or before December 31, 2003, (unless converted to restricted common stock at $3.42 per share prior to that date), and provided us with $3.8 million in available cash, our obligations continue to exceed the cash we have available. In particular, we have $4.4 million plus interest due to POGC before December 31, 2003, a $5.6 million work commitment in the Fences I project area, and approximately $1.8 million in general, administrative, and marketing expenses, in addition to any geophysical costs we may wish to expend. These matters raise substantial doubt about our ability to continue as a going concern.

To date, we have financed our operations principally through the sale of equity securities, issuance of debt securities and through agreements with industry partners that funded our share of costs in certain exploratory activities in order to earn an interest in our properties. Although we have entered into a farmout agreement with CalEnergy related to the Fences I project area, the continuation of our exploratory efforts in Poland remains dependent on raising additional capital through attracting industry or financial partners, raising additional equity, incurring additional debt, selling or farming out assets or completing other arrangements. The availability of such capital will affect the timing, pace, scope and amount of our future capital expenditures. We cannot assure that we will be able to obtain additional financing, reduce expenses or successfully complete other steps to continue as a going concern. If we are unable to obtain sufficient funds to satisfy our future cash requirements, we may be forced to curtail operations, dispose of assets or seek extended payment terms from our vendors. Such events would materially and adversely affect our financial position and results of operations.

         Our success depends largely on our discovery of economic quantities of oil or gas in Poland.

We currently have limited oil and gas production in the United States and Poland. We do not currently generate sufficient revenues to cover our costs of operation, including our exploration and general and administrative costs, and will continue to rely on funds from external sources until we generate sufficient revenue to cover these costs. Our exploration programs in Poland are based on interpretations of geological and geophysical data. The factors listed below, most of which are outside our control, may prevent us from establishing additional commercial production or substantial reserves as a result of our exploration, appraisal and development activities in Poland:

         o We cannot assure that any future well will encounter commercial quantities of oil or gas.

         o There is no way to predict in advance of drilling and testing whether any prospect encountering oil or gas will yield oil or gas in sufficient quantities to cover drilling or completion costs or to be economically viable.

         o One or more appraisal wells may be required to confirm the commercial potential of an oil or gas discovery.

         o We may continue to incur exploration costs in specific areas even if initial appraisal wells are plugged and abandoned or, if completed for production, do not result in production of commercial quantities of oil or gas.

         o Drilling operations may be curtailed, delayed or canceled as a result of numerous factors, including operating problems encountered during drilling, weather conditions, compliance with governmental requirements, shortages or delays in the delivery of equipment or availability of services and other factors.

         We have had limited exploratory success in Poland.

We have participated in drilling 15 exploratory wells in Poland, including three exploratory successes (the Wilga 2, Kleka 11 and Tuchola 108-2), and 12 exploratory dry holes. In the Fences project area, we have drilled one exploratory success (Kleka 11). Of our three exploratory successes in Poland, only the Kleka 11 well is currently producing, but we have agreed to convey that to POGC. The Wilga 2 is located approximately 19 kilometers from the nearest pipeline, and the Tuchola 108-2 is located approximately five kilometers from the nearest pipeline.

         We have limited control over our exploration and development activities in Poland.

We rely to a significant extent on the expertise and financial capabilities of POGC. The failure of POGC to perform its obligations under contracts with us may have a material adverse effect on us. In the future, we may become even more reliant upon the operational expertise and financial capabilities of our industry partners.

We currently have no direct interest in the underlying agreements, licenses and grants from the Polish agencies governing the exploration, exploitation, development or production of acreage in the Fences project area, where POGC is the operator. Our program in the Fences project area would be adversely affected if POGC should elect not to pursue activities on such acreage, or if the government agencies should fail to fulfill the requirements of or elect to terminate any agreements, licenses or grants pertaining to the Fences project area. In addition, should our relationship with POGC deteriorate or terminate, our oil and gas activities in Poland may be adversely affected. We have limited control over the Fences 1 and Wilga project areas because another company is the operator.

         We cannot assure the exploration models we are using in Poland will improve our chances of finding oil or gas in Poland.

We cannot assure the exploration models we or POGC have developed will provide a useful or effective guide for selecting exploration prospects and drilling targets. We will have to revise or replace these exploration models as a guide to further exploration if ongoing drilling results do not confirm their validity. These exploration models may be based on incomplete or unconfirmed data and theories that have not been fully tested. The seismic data, other technologies and the study of producing fields in the area do not enable us to know conclusively prior to drilling that oil or gas will be present in commercial quantities. We cannot assure that the analogies that we draw from available data from other wells, more fully explored prospects or producing fields will be applicable to our drilling prospects.

         We may encounter delays in placing our current or future discoveries into production.

We may encounter delays in commencing the production and the sale of gas in Poland, including our recent gas discoveries and other possible future discoveries. The possible delays may include obtaining rights-of-way to connect to the POGC pipeline system, construction permits, availability of materials and contractors, the signing of an oil or gas purchase contract and other factors. Such delays would correspondingly delay the commencement of cash flow and may require us to obtain additional short-term financing pending commencement of production. Further, we may design proposed surface and pipeline facilities based on possible estimated results of additional drilling. We cannot assure that additional drilling will increase reserves or production that will provide an economic return for planned expenditures for facilities. We may have to change our anticipated expenditures if costs of placing a particular discovery into production are higher, if the project is smaller or if the commencement of production takes longer than expected.

         We cannot accurately predict the size of exploration targets or foresee all related risks.

Notwithstanding the accumulation and study of 2-D and 3-D seismic data, drilling logs, production information from established fields and other data, we cannot predict accurately the oil or gas potential of individual prospects and drilling targets or the related risks. Our predictions are only preliminary geological estimates of the forecasted volume and characteristics of possible reservoirs and are not an estimate of reserves. In some cases, our estimates may be based on a review of data from other exploration or producing fields in the area that may not be similar to our exploration prospects. We may require several test wells and long-term analysis of test data and history of production to determine the oil or gas potential of individual prospects.

         Privatization of POGC could affect our relationship and future opportunities in Poland.

Our activities in Poland have benefited from our relationship with POGC, which has provided us with exploration acreage, seismic data and production data under our agreements. The Polish government has commenced the privatization of POGC by selling POGC's refining assets and has stated its intent to privatize other segments of POGC. The timing of such privatization is unclear and beyond our control. Privatization may result in new policies, strategies or ownership that could adversely affect our existing relationship and agreements, as well as the availability of opportunities with POGC in the future.

         Our loan agreement with RRPV restricts our flexibility.

We have encumbered certain of our property interests in Poland to secure repayment of the remaining $3.3 million balance (after our restructuring in March 2003), plus interest, due RRPV by December 31, 2003. Unless converted to common stock at $3.42 per share, we may have to raise additional capital to repay the loan. The loan will have to be repaid notwithstanding our other cash requirements or the potentially greater financial return from other expenditures. In addition, our agreements with RRPV contain financial and operating covenants that are customary for transactions of this nature, including limitations on additional indebtedness. Our agreement with RRPV also specifies usual and customary events of default.

         The loss of key personnel could have an adverse impact on our operations.

We rely on our officers and key employees and their expertise, particularly David N. Pierce, Chairman, President and Chief Executive Officer; Thomas B. Lovejoy, Vice-Chairman and Chief Financial Officer; Andrew W. Pierce, Vice-President and Chief Operating Officer; and Jerzy B. Maciolek, Vice-President of Exploration. The loss of the services of any of these individuals may materially and adversely affect us. We have entered into employment agreements with Mr. David Pierce, Mr. Andrew Pierce, Mr. Maciolek and other key executives. We do not maintain key man insurance on any of our employees.

         Oil and gas price decreases and volatility could adversely affect our operations and our ability to obtain financing.

Oil and gas prices have been and are likely to continue to be volatile and subject to wide fluctuations in response to the following factors:

         o        the market and price structure in local markets;

         o        changes in the supply of and demand for oil and gas;

         o        market and political uncertainty;

         o political conditions in international oil and gas producing regions and the outcome and after-effects of military action in the Middle East;

         o the extent of production and importation of oil and gas into existing or potential markets;

         o        the level of consumer demand;

         o weather conditions affecting production, transportation and consumption;

         o the competitive position of oil or gas as a source of energy, as compared with coal, nuclear energy, hydroelectric power and other energy sources;

         o the availability, proximity and capacity of gathering systems, pipelines and processing facilities;

         o the refining and processing capacity of prospective oil or gas purchasers;

         o the effect of government regulation on the production, transportation and sale of oil and gas; and

         o        other factors beyond our control.

The foregoing factors could adversely affect our operations and our ability to obtain financing.

         Our industry is subject to numerous operating risks. Insurance may not be adequate to protect us against all these risks.

Our oil and gas drilling and production operations are subject to hazards incidental to the industry. These hazards include blowouts, cratering, explosions, uncontrollable flows of oil, gas or well fluids, fires, pollution, releases of toxic gas and other environmental hazards and risks. These hazards can cause personal injury and loss of life, severe damage to and destruction of property and equipment, pollution or environmental damage and suspension of operations. To lessen the effects of these hazards, we maintain insurance of various types to cover our United States operations. We cannot assure that the general liability insurance we carry can continue to be obtained on reasonable terms. POGC, as operator of the Fences project area, is self-insured. We do not plan to purchase well control insurance on wells we drill in the Fences project area and may elect not to purchase such insurance on wells drilled in other areas in Poland as well. The current level of insurance does not cover all of the risks involved in oil and gas exploration, drilling and production. Where additional insurance coverage does exist, the amount of coverage may not be sufficient to pay the full amount of such liabilities. We may not be insured against all losses or liabilities that may arise from all hazards because such insurance is unavailable at economic rates, because of limitations on existing insurance coverage or other factors. For example, we do not maintain insurance against risks related to violations of environmental laws. We would be adversely affected by a significant adverse event that is not fully covered by insurance. Further, we cannot assure that we will be able to maintain adequate insurance in the future at rates we consider reasonable.

     Risks Relating to Conducting Business in Poland

         Polish laws, regulations and policies may be changed in ways that could adversely impact our business.

Our oil and gas exploration, development and production activities in Poland are and will continue to be subject to ongoing uncertainties and risks, including:

         o possible changes in government personnel, the development of new administrative policies and practices and political conditions in Poland that may affect the administration of agreements with governmental agencies or enterprises;

         o possible changes to the laws, regulations and policies applicable to us and our partners or the oil and gas industry in Poland in general;

         o uncertainties as to whether the laws and regulations will be applicable in any particular circumstance;

         o uncertainties as to whether we will be able to enforce our rights in Poland;

         o uncertainty as to whether we will be able to demonstrate, to the satisfaction of the Polish authorities, our, POGC's, CalEnergy's and Apache's compliance with governmental requirements respecting exploration expenditures, results of exploration, environmental protection matters and other factors;

         o the inability to recover previous payments to the Polish government made under the exploration rights or any other costs incurred respecting those rights if we were to lose or cancel our exploration and exploitation rights at any time;

         o        political instability and possible changes in government;

         o        export and transportation tariffs;

         o        local and national tax requirements;

         o expropriation or nationalization of private enterprises and other risks arising out of foreign government sovereignty over our acreage in Poland; and

         o possible significant delays in obtaining opinions of local authorities or satisfying other governmental requirements in connection with a grant of an exploitation concession.

         Poland has a developing regulatory regime, regulatory policies and interpretations.

Poland has a developing regulatory regime governing exploration and development, production, marketing, transportation and storage of oil and gas. These provisions were recently promulgated and are relatively untested. Therefore, there is little or no administrative or enforcement history or established practice that can aid us in evaluating how the regulatory regime will affect our operations. It is possible that such governmental policies will change or that new laws and regulations, administrative practices or policies or interpretations of existing laws and regulations will materially and adversely affect our activities in Poland.

         Our oil and gas operations are subject to rapidly changing environmental laws and regulations that could negatively impact our operations.

Operations on our project areas are subject to environmental laws and regulations in Poland that provide for restrictions and prohibitions on spills, releases or emissions of various substances produced in association with oil and gas exploration and development. Additionally, if significant quantities of gas are produced with oil, regulations prohibiting the flaring of gas may inhibit oil production. In such circumstances, the absence of a gas gathering and delivering system may restrict production or may require significant expenditures to develop such a system prior to producing oil and gas. We may be required to prepare and obtain approval of environmental impact assessments by governmental authorities in Poland prior to commencing oil or gas production, transportation and processing functions.

We and our partners cannot assure that we have complied with all applicable laws and regulations in drilling wells, acquiring seismic data or completing other activities in Poland to date. The Polish government may adopt more restrictive regulations or administrative policies or practices. The cost of compliance with current regulations or any changes in environmental regulations could require significant expenditures. Further, breaches of such regulations may result in the imposition of fines and penalties, any of which may be material. These environmental costs could have a material adverse effect on our financial condition or results of operations in the future.

     Risks Related to an Investment in our Common Stock

         Our stockholder rights plan and bylaws discourage unsolicited takeover proposals and could prevent our stockholders from realizing a premium on our common stock.

We have a stockholder rights plan that may have the effect of discouraging unsolicited takeover proposals. The rights issued under the stockholder rights plan would cause substantial dilution to a person or group that attempts to acquire us on terms not approved in advance by our board of directors. In addition, our articles of incorporation and bylaws contain provisions that may discourage unsolicited takeover proposals that our stockholders may consider to be in their best interests that include:

         o provisions that members of the board of directors are elected and retire in rotation; and

         o the ability of the board of directors to designate the terms of, and to issue new series of, preferred shares.

Together, these provisions and our stockholder rights plan may discourage transactions that otherwise could involve payment to our stockholders of a premium over prevailing market prices for our common shares.

         Our common stock price has been and may continue to be extremely volatile.

Our common stock has traded as low as $1.83 and as high as $3.54 between January 1, 2002, and the date of this prospectus. Some of the factors leading to this volatility include:

         o the timing and availability of capital from industry or financial sources;

         o the potential sale by us of newly issued common stock to raise capital or by existing stockholders of restricted securities;

         o changes in stock market analysts' recommendations regarding us, other oil and gas companies or the oil and gas industry in general;

         o price and volume fluctuations in the general securities markets that are unrelated to our results of operations;

         o the investment community's view of companies with assets and operations outside the United States in general and in Poland in particular;

         o        actions or announcements by POGC that may affect us;

         o the outcome of individual wells or the timing of exploration efforts in Poland;

         o        prevailing world prices for oil and gas; and

         o        the potential of our current and planned activities in Poland.


                               RECENT DEVELOPMENTS

Strategy

We seek the potential rewards of high potential exploration opportunities while endeavoring to minimize our exposure to the risks normally associated with exploration. We try to compensate for our small size and limited capital by leveraging our land position against the financial and technical resources of larger industry partners. Our primary strategic relationship is with POGC, a fully integrated oil and gas company owned by the Treasury of the Republic of Poland. We believe our strategic alliance with POGC provides us with access to important exploration data as well as technical and operational support. POGC is a partner in substantially all of our ongoing activities in Poland, including the Fences I and II project areas where POGC is the operator, Block 108 of the Pomeranian project area where we are the operator, and the Wilga project area where Apache Corporation is the operator. We believe that our relationship with POGC will continue to provide additional opportunities in Poland.

We have shifted our focus away from pure exploration to concentrate on underexplored acreage in productive fairways or geologic trends where we believe we have the opportunity to find significant gas reserves with lower risk. Our strategy is to:

         o acquire large acreage positions in underexplored areas of known production fairways, particularly where there has been little or no exploration for many years;

         o carry out an initial evaluation of the properties to provide value uplift at low cost; and

         o market these properties to industry on conventional farmout terms.

We expect this strategy to allow us to more than recoup our costs, earn a carried interest in the initial drilling phase without direct financial exposure of our own, and retain the upside of a substantial interest in potential reserves. We have a successful track record of arranging industry farmouts in Poland in several different areas.

Activities in Poland

Our ongoing activities in Poland are conducted in five project areas:
Pomeranian, Wilga, and Fences I, II and III. Our focus today is on the three Fences project areas, where the gas-bearing Rotliegendes sandstone reservoir rock in Poland's Permian basin appears to be a direct parallel to the Southern North Sea gas basin offshore England. Underpinning our focus on the three Fences areas are the lack of exploration in these areas over the past two decades and the availability of new geophysical technology that has proved successful in the Southern North Sea.

Our goal is to bring industry partners into our projects in Poland to provide the capital for early-stage exploration drilling. In January 2003, we entered into a farmout agreement with CalEnergy Gas that allows it to spend a total of $10.6 million by December 15, 2003, including the cost to drill two wells plus certain cash payments to us, to earn a 24.5% interest (half of our 49% interest) in our Fences I project area. Full performance by CalEnergy Gas would more than cover our $4.4 million obligation to POGC and complete our $16.0 million earning requirement for the Fences I project area. However, any such payment to us is pledged to RRPV until the note, with a principal balance of approximately $3.3 million, due December 31, 2003, plus interest, has been satisfied in full. We are seeking an industry partner for our Fences II project area, and following our initial evaluation of the Fences III area, we plan to seek other industry partners to join us.

         Fences I Project Area

The Fences I project area consists of approximately 265,000 gross acres (1,074 sq. km.) in western Poland's Permian basin. Several gas fields located in the Fences I block are excluded or "fenced off" from the exploration acreage. These fields, discovered by POGC between 1974 and 1982, produce from Rotliegendes sandstone reservoirs with cumulative recoverable reserves of over 500 Bcf of gas. The Rotliegendes is the primary target horizon throughout most of the Fences I project area, at depths from about 2,800 to 3,200 meters, except along the extreme southwest portion where the target reservoir is carbonates of the lower Permian.

In April 2000, we agreed to spend $16.0 million on exploration costs in the Fences I project area to earn a 49% interest. When expenditures exceed $16.0 million, POGC will pay its 51% share of further costs. To date, we have incurred expenditures of $10.6 million (including $4.4 million in accrued liabilities payable to POGC on or before December 31, 2003) toward the $16.0 million commitment, leaving a remaining work commitment of $5.4 million.

During 2000, we drilled the Kleka 11, our first Rotliegendes target, which began producing in early 2001. During 2001, we drilled the Mieszkow 1, an exploratory dry hole. The Mieszkow well demonstrated to us the need to apply modern seismic processing and to assure careful handling of velocities in seismic interpretation. In 2002, we reprocessed approximately 1,200 kilometers of 2-D seismic data that had not previously been processed with modern geophysical techniques, covering most of the Fences area. POGC has since begun reprocessing some of the 3-D data in the Fences I area.

In January 2003, we entered into a Farmout Agreement with CalEnergy Gas, the upstream gas business unit of MidAmerican Energy Holdings Company, whereby CalEnergy Gas has the right, but not the obligation, to earn a 24.5% interest by spending a total of $10.6 million, including the cost to drill two wells plus certain cash payments to us, all to be completed by December 15, 2003. CalEnergy Gas also has the right to terminate participation after each of the first two wells. However, if CalEnergy Gas completes all the earning requirements, the work performed and payments will exceed our remaining obligations to POGC to complete our earning requirements in the Fences I project area. However, any such payment to us is pledged to RRPV until the note, with a principal balance of approximately $3.3 million, plus interest, has been satisfied in full.

         Fences II Project Area

The Fences II project area is 670,000 acres (2,715 sq. km.) located north of and contiguous with the Fences I block. POGC's 450 Bcf Radlin field forms part of the Fences II southern border. Under a January 2003 agreement, we have the right to earn a 49% interest from POGC, subject to satisfactory completion of our obligations in Fences I. In early 2002, Conoco, Inc., Ruhrgas and POGC drilled a dry hole in the northeast of the Fences II area. POGC has advised us that the well, although dry, did confirm the presence of reservoir quality Rotliegendes sandstone at a depth of more than 3,700 meters, which we believe makes virtually the entire block prospective for Rotliegendes subject to accurate geophysical resolution of the trapping features.

A significant amount of geological and geophysical work was completed by POGC and Conoco before Conoco's withdrawal from the project at the end of 2002. As a result of our access to part of the results of that work, we were able immediately to begin marketing drill-ready prospects in the Fences II project area. We seek to bring an industry partner into the project as soon as possible, perhaps in time to drill in 2003. We are currently gathering the abundant existing seismic data for evaluation and possible reprocessing. Later this year, we may acquire new 2-D data to define additional prospects for drilling.

         Fences III Project Area

The Fences III project area is 760,000 acres (3,076 sq. km.) located approximately 25 miles south of Fences I. In March 2003, we reached agreement with the Ministry of the Environment in Poland on final principal terms, subject to formal documentation, for 100% of the exploration rights to the Fences III project area. As with the Fences I block, several gas fields located in the Fences III block are fenced off from the exploration acreage. These fields, discovered by POGC between 1967 and 1976, produced from both Rotliegendes sandstone and Zechstein carbonate reservoirs and contained total reserves of approximately 950 Bcf of gas. There has not been an exploration program on this acreage in 25 years.

We are currently assembling the existing seismic data, quite abundant in the northern portion of the block, for evaluation, mapping and possible reprocessing. We will have to carry out a geophysical exploration program to identify leads and prospects that merit drilling. Subject to the availability of funds, we will carry out this work before bringing in a partner. However, as we hold 100% interest in the area, we have greater flexibility and could seek a partner to help with the geophysical costs if we so elected.

The Fences I, II and III project areas (a total of 1.7 million gross acres or 6,911 sq. km.) are all within an area of underexplored Rotliegendes sandstone. Cumulative Rotliegendes discoveries in Poland amount to 5 Tcf compared to 42 Tcf in the Southern North Sea. To our knowledge, no exploration program focused on Rotliegendes gas reserves has been undertaken in Poland using the technology available today, and no sustained exploration effort has been made in the three Fences project areas for Rotliegendes gas fields in the last 20 years.

         Pomeranian Project Area

We are the operator and have a 100% interest in the Pomeranian project area, except for Block 108, where we have an 85% interest and POGC has a 15% interest. The Pomeranian project area is located in northwestern Poland and consists of exploration rights covering approximately 2.2 million gross acres lying along the underexplored northern edge of the Permian Basin in northwestern Poland. The Pomeranian project area is relatively unexplored and has had little oil and gas production. We believe portions of the Pomeranian project area may be geologically similar to the producing trends along the southern edge of Poland's Permian Basin. In the past, POGC provided us with existing seismic data and well logs and cores from the Pomeranian project area for reprocessing and analysis. During 2000 and 2001, we and our previous partners acquired approximately 600 kilometers of new 2-D seismic data in the Pomeranian project area and drilled two wells: the Tuchola 108-2 and the Chojnice 108-6. An open-hole test on the Tuchola 108-2 resulted in a flow rate of 9.5 MMcf of gas per day from the Main Dolomite Reef formation at a depth between 2,535 meters and 2,595 meters. The Tuchola 108-2 well was subsequently completed in an approximately 200 foot thick section of the Main Dolomite, but remains shut-in. The Chojnice 108-6 was drilled at an offset location approximately three kilometers northwest of the Tuchola 108-2 and was subsequently determined to be an exploratory dry hole. We intend to farm out part of our interest to an industry partner prior to conducting further exploratory activities on the Pomeranian project area.

         Wilga/Block 255 Project Area

The Wilga project area in central southeast Poland consists of exploration rights on approximately 250,000 gross acres held by us, Apache Corporation and POGC in Block 255, where the Wilga 2 discovery well is located. We have a 45% working interest in the Wilga project area, which is operated by Apache Corporation. Initial production tests on the Wilga 2 yielded a combined gross flow rate of 16.9 MMcf of gas and 570 Bbls of condensate per day from the Carboniferous formation at a depth of approximately 2,800 meters. During 2001, we and our partners successfully completed an extended flow test on the Wilga 2, confirming that the well is capable of quite high rates of production, but the well continues to be shut-in. No further exploration is planned for the block at this time and we may sell our interest.


                              NO NET PROCEEDS TO US

We will receive no proceeds from the sale of 4,520,000 shares of common stock by the selling stockholders. The shares to be sold by selling stockholders include 2,250,000 shares issuable upon the exercise of warrants on or before March 1, 2008, at $3.60 per share, which would result in $8,100,000 in net proceeds to us.


                                  NO DIVIDENDS

We have not paid dividends on the common stock. We seek growth and expansion of our business through the reinvestment of profits, if any, and do not anticipate that we will pay dividends on the common stock in the foreseeable future.

                              SELLING STOCKHOLDERS

This prospectus relates to the resale of 4,520,000 shares of our common stock by the selling stockholders. The following table provides certain information concerning the resale of shares of common stock by the selling stockholders and assumes that all shares offered by the selling stockholders will be sold. We will not receive any proceeds from the resale of the common stock by the selling stockholders:

                                                                              Common Stock
                                                  ---------------------------------------------------------------------
                                                        Beneficially                               Beneficially
                                                    Owned Before Offering(1)   Number          Owned After Offering
                                                  -------------------------    to be          -------------------------
              Selling Stockholder                    Number       Percent      Sold(2)         Number       Percent
              -------------------                    ------       -------    -------------     ------       -------
CB II Capital Group, LP......................       2,800,000       12.6%      2,800,000            --         *
CASCOH, Inc..................................       1,007,300        4.5       1,000,000         7,300         *
Joe C. Higday................................         550,000        2.5         300,000       250,000         1.4%
Barton J. Cohen(3)...........................         363,550        1.6         200,000       163,550         *
Pleiades Investment Partners-R, L.P.(4)......         281,900        1.3         130,000       151,900         *
Potomac Capital Partners, LP(4)..............         634,300        2.9          70,000       564,300         2.5
Zbigniew Bozyczko............................          20,000        *            20,000            --         *
                                                   ----------                 ----------    ----------
                                                    5,657,050                  4,520,000     1,137,050
                                                   ==========                 ==========    ==========

--------------------
* Less than 1%.
(1)  Assumes conversion and exercise of warrants.
(2) One-half of such shares were issued on the conversion of shares of 2003 Series Convertible Preferred Stock on the effective date of this prospectus and one-half are issuable on the exercise of warrants at $3.60 per share.
(3) Mr. Cohen may also be deemed the beneficial owner of shares held of record by CASCOH, Inc., over which he shares voting and dispositive control.
(4) Potomac Capital Management, Inc. exercises investment, dispositive and voting control over securities owned of record by Potomac Capital Partners, LP and Pleiades Investment Partners-R, L.P., as well as another stockholder that owns 109,300 share of record.


                              PLAN OF DISTRIBUTION

The selling stockholders may from time to time offer any or all of their shares in one or more of the following transactions (which may include block transactions):

         o        on Nasdaq;

         o        in the over-the-counter market;

         o        through short sales of shares;

         o        in negotiated transactions other than in such markets;

         o        by pledge to secure debts and other obligations;

         o in connection with the writing of nontraded and exchange-traded put and call options, in hedge transactions, in covering previously established short positions and in settlement of other transactions in standardized or over-the-counter options; or

         o        in any combination of any of the above transactions.

The selling stockholders may sell their shares at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices. The selling stockholders may sell their shares directly to purchasers or to or through broker-dealers that may act as agents or principals. The selling stockholders may compensate broker-dealers in the form of commissions, discounts or selling concessions. The broker-dealers may also receive compensation from any purchaser of the shares for whom the broker-dealers acts as agent or to whom it sells as a principal.

The selling stockholders may also resell all or a portion of their shares in open market transactions in reliance on Rule 144 under the Securities Act, as long as they meet the criteria and comply with the requirements of that rule.

The selling stockholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their shares, and we do not intend to enter into any arrangement with any underwriter or coordinating broker-dealer with respect to sales of the shares by the selling stockholders.

The selling stockholders and any broker-dealers that participate in the distribution of their shares may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act. Any commissions received by such broker-dealers and any profits realized on the resale of shares by them may be considered underwriting discounts and commissions under the Securities Act. We have agreed to indemnify each selling stockholder against certain liabilities, including liabilities arising under the Securities Act and, alternatively, to contribute toward amounts paid by the selling stockholders due to such liabilities. The selling stockholders may agree to indemnify any agent, dealer or broker-dealer that participates in sales of the shares against certain liabilities, including liabilities arising under the Securities Act.

The selling stockholders may be subject to the prospectus delivery requirements of the Securities Act and to applicable provisions of and regulations under the Exchange Act that may limit the timing of their purchases and sales of our shares.

We are required to pay all costs, expenses and fees incident to the registration of the shares, including fees and disbursements of counsel to the selling stockholders, and the selling stockholders are required to pay any brokerage commissions or similar selling expenses incurred by them in connection with the sales of their shares.

As used in this prospectus, "selling stockholders" includes donees, pledges, transferees or other successors-in-interest that are selling shares they received after the date of this prospectus from a selling stockholder named in this prospectus as a gift, pledge, partnership distribution or other non-sale-related transfer.

Upon being notified by a selling stockholder that the selling stockholder has entered into a material arrangement with a broker-dealer for the sale of the selling stockholder's shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, we will file a supplement to this prospectus, if required by Rule 424(b) under the Securities Act, disclosing certain information about the arrangement and the sale of the shares involved. In addition, upon being notified by a selling stockholder that a donee, pledgee, transferee or other successor-in-interest intends to sell more than 500 shares, we will file an appropriate supplement to this prospectus.


                    WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the Securities and Exchange Commission, or SEC, a registration statement on Form S-3 under the Securities Act for the common stock sold in this offering. This prospectus, which forms part of the registration statement, does not contain all of the information set forth in the registration statement and the accompanying exhibits and schedules. For further information about us and our common stock, we refer you to the registration statement, as it may be amended or supplemented from time to time, and the accompanying exhibits and schedules. Statements contained in this prospectus regarding the contents of any contract or any other document to which we refer are not necessarily complete. In each instance, reference is made to the copy of the contract or document filed as an exhibit to the registration statement, and each statement is qualified in all respects by that reference.

Copies of the registration statement and the accompanying exhibits and schedules may be inspected without charge and copied at prescribed rates at the SEC's Public Reference Room at 450 5th Street, N.W., Room 1200, Washington, DC 20549, telephone (202) 942-8090. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains a website that contains reports, proxy and information statements and other information regarding us and other registrants that file electronically with the SEC. The address of the site is http://www.sec.gov.

Our SEC filings are also available to you free of charge at the SEC's website at http://www.sec.gov. The common stock is traded under the symbol "FXEN" on the Nasdaq SmallCap Market. Material filed by us can be inspected at the offices of the National Association of Securities Dealers, Inc., Reports Section, 1735 K Street, N.W., Washington, D.C. 20006.


                                  LEGAL MATTERS

Certain legal matters respecting the validity under the Nevada Revised Statutes of the common stock to be sold by the selling stockholders have been passed upon for us by Kruse, Landa Maycock & Ricks, LLC., Salt Lake City, Utah.


                                     EXPERTS

The consolidated financial statements as of December 31, 2002 and 2001, and for each of the three years in the period ended December 31, 2002 incorporated into this prospectus by reference to our annual report on Form 10-K for the year ended December 31, 2002, have been so included in reliance upon the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

The estimated reserve evaluations and related calculations of Troy-Ikoda Limited, an independent engineering firm in the United Kingdom, respecting our proved Polish gas reserves and of Larry D. Krause, independent petroleum engineer in Billings, Montana, respecting our domestic reserves incorporated into this prospectus by reference to our annual report on Form 10-K for the year ended December 31, 2002, have been included herein in reliance upon the authority of Troy-Ikoda Limited and Mr. Krause as experts in petroleum engineering.

----------------------------------------
            TABLE OF CONTENTS                         FX ENERGY, INC.
----------------------------------------

 Section                            Page
 -------                            ----

Information Incorporated
 by Reference.........................2
Corporate Overview....................3
Risk Factors..........................3
Recent Developments..................10                 4,520,000
No Net Proceeds to Us................13          SHARES OF COMMON STOCK
No Dividends.........................13
Selling Stockholders.................14
Plan of Distribution.................14
Where You Can Find Additional
 Information.........................15
Legal Matters........................16
Experts..............................16

                                          -------------------------------------
                                                       PROSPECTUS
Investors should rely on the information  -------------------------------------
contained in this prospectus. We have
not authorized anyone to provide
different information. This prospectus
does not constitute an offer to sell or
the solicitation of an offer to buy any
securities covered by this prospectus in
any state or other jurisdiction to any
person to whom it is unlawful to make
such offer or solicitation in such state             April [__], 2003
or jurisdiction.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


--------------------------------------------------------------------------------
              ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION
--------------------------------------------------------------------------------

The following are the estimated expenses in connection with the distribution of the securities being registered:

         Securities and Exchange Commission registration fee         $    1,149
         Legal fees.................................................     10,000
         Accounting fees and expenses...............................      4,000
         Printing expenses..........................................      1,000
         Courier, reproduction and miscellaneous....................      3,000
                                                                     -----------
                                                  Total              $   19,149
                                                                     ===========

All expenses, except the SEC fees, are estimates.

The Selling Stockholders will not bear any portion of the foregoing expenses, but will pay fees in connection with the sale of the common stock offered hereby in those transactions completed to or through securities brokers and/or dealers in the form of markups, markdowns or commissions.


--------------------------------------------------------------------------------
               ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS
--------------------------------------------------------------------------------

Sections 78.037, 78.7502 and 78.751 of the Nevada Revised Statutes and "Article
VI. Indemnification Of Officers, Directors, And Others" of the registrant's restated articles of incorporation provide for indemnification of the registrant's directors and officers and the limitation of liability thereon in a variety of circumstances, which may include liabilities under the Securities Act of 1933, as amended.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is contrary to public policy as expressed in the Securities Act and, therefore, is unenforceable. (See "Item 17. Undertakings.")

--------------------------------------------------------------------------------
                                ITEM 16. EXHIBITS
--------------------------------------------------------------------------------

The following documents are included as exhibits to this Registration Statement, pursuant to Item 601 of regulation S-K:

              SEC
  Exhibit  Reference
  Number*   Number                  Title of Document                                             Location
--------- ---------- ------------------------------------------------------------------------ -----------------

Item 4.              Instruments Defining the Rights of Security Holders
--------- ---------- ------------------------------------------------------------------------ -----------------
   4.01        4     Specimen Stock Certificate                                               Incorporated  by
                                                                                              reference(1)
   4.02        4     Form of Designation of Rights, Privileges, and Preferences of Series A   Incorporated  by
                       Preferred Stock                                                        reference(2)
   4.03        4     Form of Rights Agreement dated as of April 4, 1997, between FX Energy,   Incorporated  by
                       Inc. and Fidelity Transfer Corp.                                       reference(2)
Item 5.              Opinion re Legality
--------- ---------- ------------------------------------------------------------------------ -----------------
   5.01        5     Opinion of Kruse Landa Maycock & Ricks, LLC                              This filing

Item 23              Consents of Experts and Counsel
--------- ---------- ------------------------------------------------------------------------ -----------------
   23.01      23     Consent of PricewaterhouseCoopers LLP, independent accountants           This filing
   23.02      23     Consent of Larry D. Krause, Petroleum Engineer                           This filing
   23.03      23     Consent of Troy-Ikoda Limited, Petroleum Engineers                       This filing
   23.04      23     Consent of Kruse Landa Maycock & Ricks, LLC                              Included in
                                                                                              5.01 above
Item 24              Power of Attorney
--------- ---------- ------------------------------------------------------------------------ -----------------
   24.01      24     Power of Attorney                                                        This filing**

------------------------
* All exhibits arnumbered with the number preceding the decimal indicating the applicable SEC reference number in Item 601 and the number following the decimal indicating the sequence of the particular document. Omitted numbers in the sequence refer to documents previously filed as an exhibit, but no longer required.
**   See signature page.

(1) Incorporated by reference from the registration statement on Form SB-2, SEC File No. 33-88354-D.
(2) Incorporated by reference from the report on Form 8-K dated April 4, 1997.

--------------------------------------------------------------------------------
                              ITEM 17. UNDERTAKINGS
--------------------------------------------------------------------------------

Rule 415 Offering [Regulation S-K, Item 512(a)]:

The undersigned registrant hereby undertakes:

                  (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

                  (2) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

                  (3) to remove from registration by means of a post-effective amendment any of the securities which remain unsold at the termination of the offering.

Filings Incorporating Subsequent Exchange Act Documents by Reference [Regulation S-K, Item 512(b)]:

                  The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Incorporated Annual and Quarterly Reports [Regulation S-K, Item 512(e)]:

                  The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

Request for Acceleration of Effective Date [Regulation S-K, Item 512(h)]:

                  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

--------------------------------------------------------------------------------
                                   SIGNATURES
--------------------------------------------------------------------------------

         Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Salt Lake City, State of Utah, on the 28th day of April, 2003.

                                               FX ENERGY, INC.
                                               (Registrant)

                                               By /s/ David N. Pierce
                                                  ------------------------------
                                                  David N. Pierce, President
                                                  (Chief Executive Officer)

                                               By /s/ Thomas B. Lovejoy
                                                  ------------------------------
                                                  Thomas B. Lovejoy,
                                                  (Chief Financial Officer)


                                POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints David N. Pierce and Andrew W. Pierce, and each of them, with power of substitution, as his attorney-in-fact for him, in all capacities, to sign any amendments to this Registration Statement and to file the same with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact or his substitutes may do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.


                                                    /s/ David N. Pierce
                                                    ----------------------------
Dated: April 28, 2003                               David N. Pierce, Director

                                                    /s/ Andrew W. Pierce
                                                    ----------------------------
Dated: April 28, 2003                               Andrew W. Pierce, Director

                                                    ----------------------------
Dated: April 28, 2003                               Jerzy B. Maciolek, Director

                                                    /s/ Thomas B. Lovejoy
                                                    ----------------------------
Dated: April 28, 2003                               Thomas B. Lovejoy, Director

                                                    /s/ Scott J. Duncan
                                                    ----------------------------
Dated: April 28, 2003                               Scott J. Duncan, Director

                                                    /s/ Peter L. Raven
                                                    ----------------------------
Dated: April 28, 2003                               Peter L. Raven, Director